Exhibit 99.1

NEWS RELEASE

CONTACTS:	Gary S. Maier/Crystal Chang Warner
Maier & Company, Inc.
(310) 442-9852

NEW DRAGON ASIA CORP. REPORTS STRONG
FISCAL 2005 THIRD QUARTER RESULTS

-- Net Income Up 36.5 Percent; Income from Operations Up 58 Percent --

SHENZHEN, CHINA - November 9, 2005 - New Dragon Asia Corp. (Amex: NWD) today reported an increase in net income and solid sales performance for its third fiscal quarter ended September 25, 2005.

Net income for the third fiscal quarter climbed 36.5 percent to $1.6 million, or $0.03 per diluted share, from $1.2 million, or $0.03 per diluted share, a year earlier, supported by revenue growth and the positive impact of a tax refund related to government incentives in certain regions of China in which the company has operations. In addition, net income also benefited from cost-reduction initiatives implemented by the company over the past year. Net sales for the same period increased 17.8 percent to $11.6 million from $9.9 million a year earlier, reflecting continued market demand for flour and instant noodle products, as well as initial contributions from the company’s recently acquired soybean operation. Income from operations for the fiscal third quarter climbed 58 percent to $1.6 million from $1.0 million a year earlier.

Net income for the nine-month period increased 73.3 percent to $3.6 million, or $0.08 per diluted share, from $2.1 million, $0.05 per diluted share, a year earlier, supported by sales growth and a tax refund. Net sales for the nine months increased 12 percent to $28.9 million from $25.8 million last year. Income from operations for the nine-month period climbed 50 percent to $3.3 million from $2.2 million a year earlier.

“Results for the third fiscal quarter benefited from the company’s ongoing strategic focus on leveraging brand name awareness, distribution strength and increasing production capacity. In addition, the company’s ability to make synergistic acquisitions, such as the previously announced soybean facility transaction in July and the subsequent addition of capacity to meet demand for soybean-derived protein products, is indicative of the company’s continued growth potential, ” said Li Xia Wang, chief executive officer.

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New Dragon Asia Corp.
2-2-2

About The Company

New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles and soybean-derived products, to retail and commercial customers throughout China. The company markets its well-established product line through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

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NEW DRAGON ASIA CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three months ended September 25,		Nine months ended September 25,
	2005	2004	2005	2004

Net sales	$11,645	$9,886	$28,920	$25,831
Cost of goods sold	(9,488)	(7,958)	(23,862)	(21,009)
Gross profit	2,157	1,928	5,058	4,822
Selling and distribution expenses	(149)	(198)	(431)	(822)
General and administrative expenses	(360)	(686)	(1,338)	(1,811)
Income from operations	1,648	1,044	3,289	2,189
Other income (expense):
Interest expense	(292)	(1)	(293)	(73)
Interest income	4	--	4	13
Other expense	(207)	(315)	(204)	(486)
VAT refunds	928	807	1,723	1,419
Income before taxes	2,081	1,535	4,519	3,062
Provision for income taxes	(381)	(346)	(892)	(1,004)
Income before minority interests	1,700	1,189	3,627	2,058
Minority interests	(73)	3	(40)	11
Net income	$1,627	$1,192	$3,587	$2,069

Earnings per common share
Basic	$0.04	$0.03	$0.08	$0.05
Diluted	$0.03	$0.03	$0.08	$0.05
Weighted average number of
common shares outstanding
Basic	45,768	45,061	45,296	45,061
Diluted	48,227	45,061	47,767	45,061